Exhibit 10.13
AMENDMENT NO. 1 TO THE
TESORO CORPORATION
RESTORATION RETIREMENT PLAN
     Pursuant to the authority of the undersigned, and the provisions of Section 7.6 thereof, the Tesoro Corporation Restoration Retirement Plan (the “Plan”) is hereby amended in the following respects only, effective as of January 1, 2010, except as otherwise stated herein:
     Article III, Section 3.1, is hereby amended in its entirety to read as follows:
     “3.1 Distribution Dates.
     Except in the event of death, the Participant’s Restoration Retirement Benefit shall be calculated as of the first day of the month next following the month of the Participant’s Retirement and shall commence on the first day of the seventh (7th) calendar month beginning after the Participant’s Retirement. Benefits will continue to be paid on the first day of each succeeding month. The last payment will be on the first day of the month in which the retired Participant dies unless another form of payment is elected in accordance with Section 3.2. The first payment shall include all amounts that would otherwise have been paid during the period commencing on the first day of the month next following the month of the Participant’s Retirement and ending on such payment date. In the event a Participant’s Separation from Service shall occur prior to Retirement and such Participant has a vested interest in his Restoration Retirement Benefit, distribution of such Participant’s Restoration Retirement Benefit shall commence on the first day of the month next following the Participant’s earliest retirement commencement date under the Retirement Plan (but not considering early commencement for a lump sum distribution); provided, however, that if such date is not at least six (6) months after the Participant’s Separation of Service, distribution shall be delayed until the first day after the end of the six (6)-month period following the Participant’s Separation from Service. Benefits will continue to be paid on the first day of each succeeding month. The last payment will be on the first day of the month in which the Participant dies unless another form of payment is elected in accordance with Section 3.2. The first payment will include all amounts that would otherwise have been paid during the period commencing on the first day of the month next following the month of the Participant’s Retirement or, if applicable, earliest retirement commencement date (each of such dates referred to below as the “Determination Date”) and ending on such payment date, together with interest, which shall be calculated as of the Determination Date by using the interest rate set forth in Section 3.2 for purposes of determining the present value of a lump sum payment.”

     IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising Amendment No. 1 to the Tesoro Corporation Restoration Retirement Plan, the undersigned has caused these presents to be duly executed in the name and on behalf of Tesoro Corporation this 24th day of February, 2010.

TESORO CORPORATION

By:

Name:	Susan A. Lerette

Title:	SVP, Administration

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